Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333‑168018, 333‑132854 and 333-212208 on Form S-8 and Tesoro Corporation’s Registration Statement No. 333-215080 on Form S-4 of our reports dated March 1, 2017, relating to the consolidated financial statements of Western Refining, Inc. and subsidiaries, and the effectiveness of Western Refining, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10‑K of Western Refining, Inc. for the year ended December 31, 2016.
/s/ DELOITTE AND TOUCHE LLP
Phoenix, Arizona
March 1, 2017